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                                                            EXHIBIT 99.1


       AIRGAS ANNOUNCES AUTHORIZATION TO REPURCHASE SEVEN MILLION SHARES

RADNOR, PA - March 11, 1999 - Airgas, Inc. (NYSE: ARG) today announced that its Board of Directors authorized the repurchase of up to seven million shares, or approximately 10%, of the company's outstanding common stock. The shares may be purchased in the open market or in privately negotiated transactions depending on market conditions and other factors. Airgas will complete the repurchase of approximately 450,000 shares that remain under a previously announced two-million-share repurchase plan before buying under the new program. Airgas has approximately 71 million shares of common stock outstanding.

"The share repurchase program is an expression of our confidence in the future of Airgas," commented Peter McCausland, Airgas' Chairman and CEO. "We believe that Airgas' stock is undervalued and presents an excellent investment opportunity. Our businesses generate strong, sustainable cash flows, which have been overshadowed by Repositioning expenses and significant long-term investments made over the past couple of years. With our infrastructure build-out and Repositioning nearing completion, acquisition activity at lower than historic levels and projected lower future capital expenditures, we believe this is an opportune time to repurchase our shares. Nonetheless, the current economic environment presents some near-term uncertainties, and we intend to gear share repurchases to the pace of our acquisition program, planned working capital improvements, the completion of previously announced divestitures and operating results going forward. We are building Airgas for the long term and we intend to balance our share repurchases with the need to maintain access to capital at a reasonable cost in order to fund our future growth."

Airgas is the largest distributor of industrial, medical and specialty gases and related equipment and the third largest distributor of safety products in the United States. Airgas' integrated distributor network consists of more than 700 locations, including branches, distribution centers, catalog operations and inbound and outbound telemarketing operations. Airgas can be visited on the Internet at http://www.airgas.com.

                          Forward-Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, growth in same-store sales, costs and potential disruptive effects of the "Repositioning for Growth" initiative, the Company's ability to reduce costs, future capital expenditures, implementation of information technology projects, any potential problems relating to Year 2000 matters, the success and timing of intended divestitures and other factors described in the Company's reports, including Form 10-Q dated December 31, 1998, filed by the Company with the Securities and Exchange Commission.

Contact:  Airgas, Inc.
          Chris Close (610) 902-6257